                                                                    EXHIBIT 10.5

                                 LOAN AGREEMENT


         This agreement (the "Agreement") is made and entered into by and between PowerCerv Corporation, a Florida corporation (the "Company") and Gerald
R. Wicker ("Wicker") as of the 7th day of October, 1996.

                                    RECITALS

         The Company has agreed to lend $200,000 to Gerald R. Wicker. The Loan shall be evidenced by a promissory note in the same amount, which shall be executed by Wicker and dated today. In order to induce the Company to make or extend the Loan to Wicker, Smith Barney Inc., as I.R.A. custodian for Gerald R. Wicker, Smith Barney Inc., as I.R.A. custodian for Nancy S. Wicker, and Gerald
R. Wicker, as trustee of the Gerald R. Wicker Revocable Family Trust dated April 2, 1982 (collectively, the "Pledgors") agree to pledge, as collateral for the Loan, 50,000 shares of the issued and outstanding common stock of the Company represented by certificate numbers ___, ___, and ___ respectively (the "Pledged Shares"). The parties have come to agreements with respect to additional rights and duties and desire to memorialize such agreements herein.

                                     TERMS

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. The Loan. The Company agrees, upon the terms and conditions herein set forth, to lend $200,000 to Wicker (the "Loan").

         2. The Promissory Note. The Loan shall be evidenced by and subject to the terms of the promissory note, dated today, in the form of Exhibit A (the "Note"), payable to the Company on October 1, 1997. In consideration for ongoing management, financial and accounting consultation to the Company, the Loan shall not bear interest unless and until Wicker defaults under the Note, and after default shall bear interest at a rate equal to the prime rate at NationsBank N.A. (South) plus one percent (1%) per year.

         3. Security Agreement. As an inducement to make or extend the Loan to Wicker, Wicker shall cause the Pledgors to execute and deliver to the Company a security agreement in the form of Exhibit B (the "Security Agreement"), pursuant to which the Pledgors shall pledge to the Company the Pledged Shares. Wicker will deliver the stock certificates representing the Pledged Shares to the Company within 5 days of this Agreement. Failure to make such delivery will constitute an event of default under the Note.

         4. Put Option. Until November 1, 1997, Wicker shall have the right, in one transaction, to elect in writing to require the Company to purchase the Pledged Shares (the "Option"). The Company shall repurchase the Pledged Shares within 30 days after Wicker's exercise of the Option, at a time and place to be determined by the Company. The purchase price will be equal to the average between the high and low closing price of the Company's common stock on the Nasdaq stock market on the date the Option is exercised. If the Note remains outstanding at the time the Option is exercised, the Company may offset amounts owed under the Note against its purchase price.

         5. Legality. Notwithstanding the foregoing, the Company shall have no obligation to purchase the Pledged Shares if to do so would violate any provision of law or any agreements to which the Company is then a party. The failure of the company to purchase the Pledged Shares by virtue of this paragraph shall not impair Wicker's obligations under the Note.

         6. Representations and Warranties. Wicker represents and warrants to the Company that the Pledgors are the sole owners of the Pledged Shares, free and clear of all liens and encumbrances, and that the Company will acquire marketable title to the Pledged Shares upon payment therefor if Wicker exercises the Option. Wicker has the power and authority to execute and deliver, and to perform all of their obligations under this Agreement and the Note, and all other documents that have been or will be executed and delivered by Wicker pursuant to this Agreement.

         7. Termination of Employment and Obligations. As of October 4, 1996 and pursuant to Wicker's resignation letter, dated September 23, 1996, Wicker's employment with the Company was terminated. In connection with such termination, the April 12, 1995 Stock Purchase Agreement (the "Stock Purchase Agreement") and the April 12, 1995 Compensation Package Agreement (the "Compensation Package Agreement") are hereby terminated and Wicker and the Company shall have no further rights or obligations under the Stock Purchase Agreement or the Compensation Package Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Stock Purchase Agreement or the Compensation Package Agreement, the terms of this Agreement shall control.

         8. Obligations Under Noncompetition Agreement. Wicker hereby acknowledges his continuing obligations under the PowerCerv Non-Compete Agreement, entered into by and between the Company and Wicker, dated May 15, 1995 (the "Non-Compete Agreement"), and attached as Exhibit C to this Agreement. Wicker agrees that his obligations under the Non-Compete Agreement shall survive the termination of his employment with the Company.

        9. Miscellaneous. Each party admits that no representation of fact or opinion has been made by such party or anyone acting on their behalf, to induce this agreement. Each party acknowledges that it has had the opportunity to have this Agreement reviewed by attorneys, and that it is executed freely and voluntarily.

         10. Counterparts. This Agreement may be executed in any number of counterparts and duplicate originals, each of which, when so executed and delivered, shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

         11. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         12. Notices. To be effective, a notice or other communication required or permitted by this Agreement must be in writing. All notices and other communications shall be delivered by overnight courier service, by telecopy (if confirmed), or by first class, certified mail, with postage prepaid. Communications shall be addressed to the intended recipient at the address specified below, or to such other address as the intended recipient may have designated in a writing previously delivered to the sender.

         If to the Company:       PowerCerv Corporation
                                  400 N. Ashley Drive Suite 2700
                                  Tampa, Florida  33602

         If to Wicker:            Gerald R. Wicker
                                  3319 Elizabeth Ct.
                                  Tampa, FL  33606

         13. Integration. This Agreement comprises the complete and integrated agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

         14. Headings. The headings of the paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

WITNESSES:                                         PowerCerv Corporation,
                                                   a Florida corporation

/s/
-------------------------------
                                                   By: /s/ Stephen Wagman
/s/                                                   ---------------------------------------------------------------
-------------------------------                            Stephen Wagman
                                                            Chief Counsel



/s/                                                   /s/ Gerald R. Wicker
-------------------------------                       ----------------------------------------------------------------
                                                           Gerald R. Wicker
/s/
-------------------------------






44078-1
TPA2-372910.2

                                PROMISSORY NOTE




$200,000                                                        October 7, 1996



         FOR VALUE RECEIVED, GERALD R. WICKER, (the "Borrower"), whose address is 3319 Elizabeth Court, Tampa, Florida 33602, promises to pay to the order of POWERCERV CORPORATION, ("Lender"), at the offices of Lender at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, or at such other place as the holder of this Note may from time to time designate, the principal sum of $200,000 in lawful money of the United States of America. This Note shall not bear interest unless and until Borrower defaults under this Note, and after default shall bear interest at a rate equal to the prime rate at NationsBank N.A. (South) plus one percent (1%) per year ("Default Rate").

         Notwithstanding the foregoing, however, in no event shall the interest charged exceed the maximum rate of interest allowed by applicable law, as amended from time to time. Lender does not intend to charge any amount of interest or other fees or charges in the nature of interest that exceeds the maximum rate allowed by applicable law. If any payment of interest or in the nature of interest hereunder, together with all other payments of interest or in the nature of interest, would cause the foregoing interest rate limitation to be exceeded, then such excess payment shall be credited as a payment of principal unless Borrower notifies Lender in writing that Borrower wishes to have such excess sum returned, together with interest at the rate specified in
Section 687.04(2), Florida Statutes, or any successor statute.

         Interest shall be computed on the basis of a year of 360 days, but charged for the actual number of days elapsed.

         Principal and interest outstanding hereunder shall be due and payable in a single payment on September 30, 1997. Borrower is entitled to prepay this
Note in whole or in part at any time, without premium or penalty.

         This Note is secured by a Security Agreement, dated today, between the parties hereto and others, to which reference is made for a description of certain events of default hereunder.

         Unless otherwise specified herein, payments of this Note shall be applied by Lender first to interest and lawful charges then accrued, and then to principal, unless otherwise determined by Lender in its sole discretion.

         The Borrower agrees to pay or reimburse Lender for all of its costs and expenses incurred in connection with the administration, supervision, collection, or enforcement of, or the preservation of any rights under, this Note or the obligation evidenced hereby, including without limitation, attorneys' fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise.

         All notices, requests, and demands to or upon the parties hereto, shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the address shown above or such other address as may be hereafter designated in writing by one party to the other.

         This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

         No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise of that or any other right or remedy. Presentment, demand, notice of nonpayment, notice of protest, protest, notice of dishonor and all other notices are hereby waived by Borrower.

         All rights and remedies of Lender under this Note are cumulative, and are not exclusive of any rights and remedies provided by law or in equity, and may be pursued singularly, successively, together, and may be exercised as often as the occasion therefor shall arise.

         This Note may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by the party against whom such action is to be enforced.

         This Note shall be binding upon and inure to the benefit of Lender, its personal representatives and assigns, and shall be binding upon Borrower and its respective heirs, legal representatives, successors, and assigns; provided, however, that no rights or obligations of Borrower shall be assigned without the prior written consent of Lender.

         Time is of the essence in the performance of this Note.

         IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.


                                        /s/ Gerald R. Wicker
                                        ------------------------------------
                                        Gerald R. Wicker